Exhibit 99.1

FOR IMMEDIATE RELEASE

Tech and Energy Transition Corporation Announces

Class A Common Stock and Warrants to Commence Trading Separately

NEW YORK, NY, May 6, 2021 — Tech and Energy Transition Corporation (NASDAQ: TETCU) (the “Company”) announced today that holders of the units sold in the Company’s initial public offering of 38,500,000 units completed on March 19, 2021, may elect to separately trade the shares of Class A common stock and redeemable warrants included in the units. Those units not separated will continue to trade on The Nasdaq Capital Market (“Nasdaq”) under the symbol “TETCU,” and the shares of Class A common stock and redeemable warrants that are separated will trade on Nasdaq under the symbols “TETC” and “TETCWS,” respectively. No fractional warrants will be issued upon separation of the units and only whole warrants will trade. Holders of units will need to have their brokers contact Continental Stock Transfer & Trust Company, the Company’s transfer agent, in order to separate the units into shares of Class A common stock and redeemable warrants.

The Company is a blank check company formed for the purpose of effecting a merger, capital stock exchange, asset acquisition, stock purchase, reorganization or similar business combination with one or more businesses. The Company intends to capitalize on sector transformative events by focusing on companies that use or facilitate disruptive, differentiated technology to build, enable, service or manage businesses or infrastructure undergoing transformation.

The units were initially offered by the Company in an underwritten offering. Citigroup Global Markets Inc. (“Citigroup”) and BofA Securities (“BofA Securities”) are acting as joint book-running managers in the offering.

The offering is being made only by means of a prospectus. When available, copies of the prospectus may be obtained from Citigroup, c/o Broadridge Financial Solutions, 1155 Long Island Avenue, Edgewood, NY 11717, by telephone at 800-831-9146; or BofA Securities, Attention: Prospectus Department, NC1-004-03-43, 200 North College Street, 3rd floor, Charlotte, NC 28255-0001, or by emailing dg.prospectus_requests@bofa.com.

A registration statement relating to the securities has been declared effective by the U.S. Securities and Exchange Commission (the “SEC”) on March 16, 2021. This press release shall not constitute an offer to sell or the solicitation of an offer to buy, nor shall there be any sale of these securities in any state or jurisdiction in which such offer, solicitation or sale would be unlawful prior to registration or qualification under the securities laws of any such state or jurisdiction.

Forward-Looking Statements

This press release contains statements that constitute “forward-looking statements,” including with respect to the initial public offering and the anticipated use of the net proceeds. No assurance can be given that the offering discussed above will be completed on the terms described, or at all, or that the net proceeds of the offering will be used as indicated. Forward-looking statements are subject to numerous conditions, many of which are beyond the control of the Company, including those set forth in the Risk Factors section of the Company’s registration statement and preliminary prospectus for the Company’s offering filed with the SEC. Copies of these documents are available on the SEC’s website, www.sec.gov. The Company undertakes no obligation to update these statements for revisions or changes after the date of this release, except as required by law.

Investor Contact:

John Spirtos

Chief Executive Officer and President

Email: John.Spirtos@macquarie.com

Larry Handen

Chair of Investment Committee

Email: Larry.Handen@macquarie.com

Stephan Feilhauer

Chief Financial Officer

Email: Stephan.Feilhauer@macquarie.com

Greg Callman

Energy Chief Investment Officer

Email: Greg.Callman@macquarie.com

Tech and Energy Transition Corporation

125 W 55th St

New York, NY 10006
Telephone: (212) 231-1000